Wireless One, Inc.
             Earnings Per Share Computation Information


                                  Three Months Ended June 30        Six Months Ended June 30

                                        1998            1997            1998            1997
Net loss                         (21,328,040)    (20,690,654)    (40,635,434)    (39,594,938)

Weighted average common
         shares outstanding       16,910,064      16,946,697      16,910,064      16,946,697

 Net loss per common share             (1.26)          (1.22)          (2.40)          (2.34)
                                 ===========     ===========     ===========     ===========


The above earnings per share (EPS) calculations are submitted in accordance with SFAS No. 128, "Earnings Per Share". An EPS calculation in accordance with Regulation S-K item 601 (b)(11) is not shown above because it produces an antidilutive result. The following information is disclosed for purposes of calculating the antidilutive EPS:

Weighted average common
   shares outstanding            16,910,064      16,946,697      16,910,064      16,946,697

Shares issuable upon exercise
   of options and warrants            -               -               -               -
                                 ----------      ----------      ----------      ----------

Weighted average shares
   outstanding                   16,910,064      16,946,697      16,910,064      16,946,697


Net loss per common share             (1.26)          (1.22)          (2.40)          (2.34)
                                 ==========      ==========      ==========      ==========
